SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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National Fuel Gas Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

February 19, 2004

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET
WILLIAMSVILLE, NEW YORK 14221

January 20, 2004

Dear Stockholder:

      We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 10:00 A.M. local time on Thursday, February 19, 2004, at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah, 84111. The matters on the agenda for the meeting are outlined in the enclosed Notice of Meeting and Proxy Statement.

      So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred method of voting is by telephone as described on the proxy card. This method is both convenient for you and reduces the expense of soliciting proxies for the Company. If you prefer not to vote by telephone, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your proxy as you designate.

      If you plan to be present at the Annual Meeting, please respond to the question if you vote by telephone, or check the “WILL ATTEND MEETING” box on the proxy card. Whether or not you plan to attend, please vote your shares by telephone or complete, sign, date and promptly return your proxy card so that your vote may be counted. If you do attend and wish to vote in person, you can revoke your proxy by giving written notice to the Secretary of the meeting and/or the Trustee (as described on the first page of this proxy statement), and/or by casting your ballot at the meeting.

      Coffee will be served at 9:30 A.M. and I look forward to meeting you at that time.

      Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

PHILIP C. ACKERMAN
Chairman of the Board of Directors,
Chief Executive Officer and President

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET
WILLIAMSVILLE, NEW YORK 14221

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be Held on February 19, 2004

To the Stockholders of National Fuel Gas Company:

      Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company will be held at 10:00 A.M. local time on Thursday, February 19, 2004, at The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah, 84111. At the meeting, action will be taken with respect to:

(1) the election of directors;

(2) the appointment of independent accountants;

(3) adoption of, if presented at the meeting, a shareholder proposal which the Board of Directors OPPOSES;

and such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record at the close of business on December 22, 2003, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

ANNA MARIE CELLINO
Secretary

January 20, 2004

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone as described on the proxy/ voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card. Please use the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET
WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

       This proxy statement is furnished to the holders of National Fuel Gas Company (“Company”) common stock (“Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on February 19, 2004, or any adjournment thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 20, 2004.

      All costs of soliciting proxies will be borne by the Company. Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, has been retained to assist in the solicitation of proxies and will be compensated in the estimated amount of $6,500 plus reasonable out-of-pocket expenses. In addition to solicitation by that firm and by mail, a number of regular employees of the Company and its subsidiaries may solicit proxies in person, by telephone or by other methods.

      Only stockholders of record at the close of business on December 22, 2003, will be eligible to vote at this meeting or any adjournment thereof. As of that date, 81,629,542 shares of Common Stock were issued and outstanding.

      Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the meeting. All shares that are represented by effective proxies received by the Company in time to be voted will be voted at the meeting or any adjournment thereof. Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders.

      The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting of Stockholders, or any adjournment thereof, respecting (i) matters of which the Board is not currently aware but that may be presented at the meeting, (ii) any shareholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (iii) all matters incidental to the conduct of the meeting.

      Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to Anna Marie Cellino at the above address, by filing written revocation at the meeting with Mrs. Cellino, secretary of the meeting, or by casting a ballot.

      If you are a participant in the Company’s Employee Stock Ownership Plan or Tax-Deferred Savings Plans, and the accounts are registered in the same name, the proxy card will also serve as a voting instruction for the Trustee of those Plans. All shares of Company Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR items 1 and 2 and vote AGAINST item 3. Participants in the Plan(s) may also provide those voting instructions by telephone. These instructions may be revoked by written notice to Vanguard Fiduciary Trust Company, Trustee for the Company’s Tax-Deferred Savings Plans and the Employee Stock Ownership Plan, on or before February 16, 2004 at the following address:

Vanguard Fiduciary Trust Company

c/o Computershare Investor Services, LLC
Attn: Proxy Unit
7600 S. Grant Street
Burr Ridge, IL 60521

      Enclosed is a copy of the Company’s Annual Report and Form 10-K for the fiscal year ended September 30, 2003, which includes financial statements.

1. ELECTION OF DIRECTORS

      Two directors are to be elected at this Annual Meeting. The nominees for the two directorships are: Philip C. Ackerman and Bernard S. Lee, Ph.D. Messrs. Ackerman and Lee are currently directors of the Company.

      The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that these three classes shall be as nearly equal in number as possible. (A class of directors is the group of directors whose terms expire at the same annual meeting of stockholders.)

      Messrs. Ackerman and Lee have been nominated to serve for terms of three years until the 2007 Annual Meeting and until their successors are duly elected and qualified. As a result of these actions, there will be three classes of directors with terms that will expire in 2005, 2006 and 2007, respectively.

      The service of Bernard J. Kennedy as director will end at the 2004 Annual Meeting. It is the policy of the Board that no person be designated or elected for a term as Director that would extend beyond such person’s 72nd birthday, except that a person less than 72 years of age may be designated or elected with the specific understanding that such person will resign from the Board, or not serve beyond the first Annual Meeting following such person’s 72nd birthday. The Board is deeply appreciative of his many valuable contributions to the Company over the years.

      The service of James V. Glynn as director will also end at the 2004 Annual Meeting. He is not a candidate for reelection at his choice, which was reluctantly accepted by the Company. Mr. Glynn has been a director since 1997. The Board is deeply appreciative of his many valuable contributions to the Company over that time.

      It is intended that the Proxies will vote for the election of Messrs. Ackerman and Lee as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve or for good cause will not serve. Messrs. Ackerman and Lee have consented to being named in this proxy statement and to serve if elected.

      The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

      Pages 3 through 5 contain information concerning the two nominees for director, as well as the five directors of the Company whose current terms will continue after the 2004 Annual Meeting, including information with respect to their principal occupations and certain other positions held by them.

      Last year all directors attended the Annual Meeting of Stockholders, and they are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting of Stockholders this year (and probably future years), and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted, and in that event the director would not attend the Annual Meeting of Stockholders.

The Board of Directors Recommends a Vote FOR the Election of

Messrs. Ackerman and Lee

Name and Year
Became a Director
of the Company	Age(1)	Principal Occupation

Nominees for Election as Directors
for Three-Year Terms to Expire in 2007

Philip C. Ackerman 1994	60	Chief Executive Officer of the Company since October 2001. Appointed as Chairman of the Board effective January 3, 2002. President of the Company since July 1999. Senior Vice President of the Company from June 1989 until July 1999 and Vice President from 1980 to 1989. President of National Fuel Gas Distribution Corporation(2) from October 1995 until July 1999 and Executive Vice President from June 1989 to October 1995. Executive Vice President of National Fuel Gas Supply Corporation(2) from October 1994 to March 2002. President of Seneca Resources Corporation(2) from June 1989 to October 1996. President of Horizon Energy Development, Inc.(2) since September 1995 and certain other nonregulated subsidiaries of the Company since prior to 1992.

Bernard S. Lee, Ph.D. 1994	69	Former President, from prior to 1992 until December 31, 1999, of the Institute of Gas Technology (IGT), a not-for- profit research and educational institution, Des Plaines, Illinois. IGT Board member since 1994. Presently a director of NUI Corporation and Peerless Manufacturing Company.

(1)	As of February 19, 2004.

(2)	Wholly-owned subsidiary of the Company.

Name and Year
Became a Director
of the Company	Age(1)	Principal Occupation

Directors Whose Terms Expire in 2005

Robert T. Brady 1995	63	Chairman of Moog Inc., a manufacturer of motion control systems and components, since February 1996. President and Chief Executive Officer of Moog Inc. since 1988 and Board member since 1995. Director of Astronics Corporation, M&T Bank Corporation and Seneca Foods Corporation. Director of Acme Electric Corporation from 1989 to November 2001.

Rolland E. Kidder 2002	63	Executive Director of the Robert H. Jackson Center, Inc. in Jamestown, New York. Former Chairman and President of Kidder Exploration, Inc., an independent oil and gas company. An elected member of the New York State Assembly from 1975 to 1982. Trustee of the New York Power Authority from 1983 to 1993. On the Dean’s Advisory Council of the University of Buffalo School of Law from 1996 to 2001. From 1994 until 2001, Vice President and investment advisor for P.B. Sullivan & Co., Inc.

(1)	As of February 19, 2004.

Name and Year
Became a Director
of the Company	Age(1)	Principal Occupation

Directors Whose Terms Expire in 2006

R. Don Cash 2003	61	Chairman Emeritus since May 2003, and Board Director since May 1978, of Questar Corporation (Questar), an integrated natural gas company headquartered in Salt Lake City, Utah. Chairman of Questar from May 1985 to May 2003. Chief Executive Officer of Questar from May 1984 to May 2002 and President of Questar from May 1981 to February 1, 2001. Director of Zions Bancorporation, Texas Tech Foundation and Associated Electric and Gas Insurance Services Limited; and former trustee, until September 2002, of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

George L. Mazanec 1996	67	Former Vice Chairman, from 1989 until October 1996, of PanEnergy Corporation, Houston, Texas, a diversified energy company (now part of Duke Energy Corporation). Advisor to the Chief Operating Officer of Duke Energy Corporation from August 1997 to 2000. Board member since October 1996. Director of TEPPCO, LP from 1992 to 1997, Director of Northern Border Pipeline Company Partnership from 1993 to 1998 and Director of Westcoast Energy Inc. from 1996 to 2002. Director of the Northern Trust Bank of Texas, NA and Associated Electric and Gas Insurance Services Limited. Former Chairman of the Management Committee of Maritimes & Northeast Pipeline, L.L.C. Member of the Board of Trustees of DePauw University since 1996.

John F. Riordan 2000	68	President and CEO since April 2000 of the Gas Technology Institute, a not-for-profit research and educational institution, Des Plaines, Illinois. Vice Chairman of KN Energy, Inc. from February 1998 to February 1999. President and CEO of MIDCON Corporation from October 1988 to January 1998. Director of Nicor, Inc. and Niagara University.

(1)	As of February 19, 2004.

Director Independence

      The Board of Directors has determined that all of the Directors and nominees who would serve after February 19, 2004 are independent except for P.C. Ackerman, Chairman, Chief Executive Officer and President of the Company. The Board’s determinations of director independence were made in accordance with the Director Independence Guidelines adopted by the Board and included in this proxy statement as Appendix A.

      Non-management directors meet at regularly scheduled executive sessions without management. The sessions are chaired by Robert T. Brady. Communications to the non-management directors as a group, or to the entire Board, should be addressed as follows: Robert T. Brady, Moog, Inc., P.O. Box 18, East Aurora, New York 14052. For the present, all shareholder communications addressed in that manner will go directly to the directors. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuelgas.com.

Meetings of the Board of Directors and Standing Committees

      During the Company’s fiscal year ended September 30, 2003 (“fiscal 2003”), there were five meetings of the Board of Directors. In addition, certain directors attended meetings of standing or pro tempore committees. Four standing committees are described below.

      Audit Committee. The Audit Committee held eight meetings during fiscal 2003 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent public accountants and chief internal auditor, and to prepare a report of the committee’s findings and recommendations to the Board of Directors. The committee consists of Messrs. Cash, Glynn, Kidder, Lee and Mazanec. Mr. Mazanec was first appointed to the committee on December 11, 2003, and so was not on the committee during fiscal 2003. The members of the committee are independent as independence for audit committee members is defined in the New York Stock Exchange’s (NYSE) listing standards applicable to the Company. No Audit Committee member simultaneously serves on Audit Committees of more than three public companies. The Board limits Audit Committees on which a Audit Committee member serves to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has at least one audit committee financial expert (as defined by Securities and Exchange Commission (SEC) regulations) serving on its Audit Committee, in the person of Mr. Mazanec. Mr. Mazanec is an independent director (as defined by SEC regulations). A current copy of the charter of the committee is available to security holders on the Company’s website at www.nationalfuelgas.com.

      Compensation Committee. The Compensation Committee, all of the members of which are non-employee independent directors, held five meetings during fiscal 2003 in order to review and determine the compensation of Company executive officers, to review reports and to award stock options and At Risk Program awards. The committee administers the Company’s 1993 Award and Option Plan, 1997 Award and Option Plan, and Annual At Risk Compensation Incentive Program. The committee consists of Messrs. Brady, Mazanec and Riordan. A current copy of the charter of the committee is available to security holders on the Company’s website at www.nationalfuelgas.com.

      Executive Committee. The Executive Committee held one meeting during fiscal 2003. The committee has and may exercise the authority of the full Board except as prohibited by New Jersey corporate law (N.J.S.A.§14A:6-9). The Executive Committee consists of Messrs. Ackerman, Brady, Mazanec and Riordan.

      Nominating/ Corporate Governance Committee. The Nominating/ Corporate Governance Committee held one meeting during fiscal 2003. The committee will consider nominees recommended by security holders. Recommendations identifying the proposed nominee and setting out his or her qualifications should be delivered to the Secretary at the Company’s principal office no later than October 4, 2004 to be considered for the February 2005 Annual Meeting of Stockholders. The committee makes recommendations to the full Board on nominees for the position of director. The committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The committee consists of Messrs. Brady, Cash and Glynn. A current copy of the charter of the committee is available to security holders on the Company’s website at www.nationalfuelgas.com. All the members of the committee are independent, as independence for nominating committee members is defined in the NYSE listing standards applicable to the Company and in the Company’s Director Independence Guidelines. The committee expects to have a policy with regard to the consideration of any director candidates recommended by security holders in place in time for shareholders to recommend candidates for the 2005 Annual Meeting. The Board believes that it was appropriate to wait to adopt a formal policy in this area until the SEC established final rules which become applicable to the Company in January and February 2004.

      The committee’s charter provides for the committee to develop and recommend to the Board criteria for selecting new director nominees, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards, as well as a potential candidate’s necessary experience, areas of expertise, integrity, degree of commitment and other factors relevant to overall Board composition. The charter also provides for the committee to evaluate unsolicited nominations for Board membership, including individuals nominated by shareholders, in accordance with criteria to be developed by the committee and accepted by the Board. Development of these criteria is underway.

      The committee’s process for identifying and evaluating nominees for director has not been formalized in a document. The practice has been for the chief executive officer to identify candidates from all sources available to him, and present the candidate to the committee. The committee would then, if it chooses, recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent. Without formally documenting its process for evaluating candidates, the committee generally places a high value on distinguished natural gas industry experience and reputation.

      During fiscal 2003, all incumbent directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served.

Charitable Contributions by Company

      Within the preceding year, the Company did not make any contributions to any charitable organization in which a director served as executive officer, which exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Compensation Committee Interlocks and Insider Participation

      There are no “Compensation Committee interlocks” or “insider participation” which Securities and Exchange Commission (SEC) regulations or NYSE listing standards would require to be disclosed in this proxy statement.

Directors’ Compensation

      The Retainer Policy for Non-Employee Directors (the “Retainer Policy”), which replaced both the Board’s preexisting retainer policy and the Retirement Plan for Non-Employee Directors (the “Directors’ Retirement Plan”), was approved at the 1997 Annual Meeting of Stockholders. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors. Only non-employee directors are covered by the Retainer Policy, under which directors are paid in money plus an amount of common stock adjusted from time to time.

      In fiscal 2003, pursuant to the current Retainer Policy, non-employee directors were each paid an annual retainer of $20,000 and 1,200 shares of Common Stock. Common Stock issued to non-employee directors under the Retainer Policy is nontransferable until the latter of two years from issuance or six months after the recipient’s cessation of service as a director of the Company.

      Non-employee directors were each paid a fee of $1,500 for each Board meeting and $1,200 for each Committee meeting attended (same fee if participating by telephone). Non-employee directors were each paid an additional annual retainer fee of $7,500 if appointed as Chairman of any committee; accordingly, Messrs. Brady, Lee and Mazanec each received an additional annual retainer fee of $7,500 during fiscal 2003. Prior to January 1, 2003, non-employee directors were also each paid $600 for each special consultation as a director that was with or at the request of the Company’s chief executive officer. Prior to January 1, 2003, Mr. Kidder received a payment of $600 for an additional consultation.

      Benefit accruals under the Directors’ Retirement Plan ceased for each current non-employee director on December 31, 1996. All such directors who were eligible vested in their Directors’ Retirement Plan benefits at that time, and will receive their accrued Directors’ Retirement Plan benefits under its terms (normally at age 72). People who first become directors after February 1997 are not eligible to receive benefits under the Directors’ Retirement Plan.

AUDIT FEES

      In addition to retaining PricewaterhouseCoopers LLP to report upon the annual consolidated financial statements of the Company for 2003, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in 2003. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two years were as follows:

      Audit Fees — $491,545 for professional services rendered for the annual audit of the Company’s consolidated financial statements and the quarterly reviews of the financial statements included in the Company’s Forms 10-Q for each of the quarters in fiscal year 2002 and $556,270 for such service in fiscal year 2003.

      Audit-Related Fees — $38,000 for professional services rendered for fiscal year 2002 and $119,229 for fiscal year 2003; associated with: i) comfort letters and consents issued by PricewaterhouseCoopers LLP in connection with public debt offerings; ii) the Company’s implementation of the Sarbanes-Oxley Act of 2002; and iii) other technical accounting consultations.

      Tax Fees — $560,175 for professional services rendered during fiscal year 2002 and $1,173,800 for fiscal year 2003 for professional services rendered for tax compliance, tax advice and tax planning. In fiscal year 2002, tax consulting fees of $520,175 were incurred principally in connection with foreign tax planning. In fiscal year 2003, tax consulting fees of $1,003,800 were incurred principally in connection with the Company’s purchase of the Empire State Pipeline, sale of timber property and sale of Canadian oil properties. Fees for tax compliance services for fiscal years 2002 and 2003 amounted to $40,000 and $170,000 respectively.

      All Other Fees — $437,780 for professional services rendered during fiscal year 2002 and $0 for fiscal year 2003 for products and services associated with: i) review and renewal of the 2002 medical contract between the Company and the medical plan provider; ii) purchase of an integrated management system for Canadian operations; and iii) the calculation of the possible impact of changing the method of accounting for exploration and production activities.

      The Audit Committee’s Reporting Procedures for Accounting and Auditing Matters are included as Appendix C in this proxy statement.

      For fiscal year 2003, 100% of the services described in each of the above were approved by the Audit Committee. Pre-approval was not required for fiscal year 2002.

AUDIT COMMITTEE REPORT

      The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Board of Directors. A copy of that charter as amended December 11, 2003, is included as Appendix B to this proxy statement.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2003 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380), as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the independent auditors the independent auditor’s independence. The Audit Committee also has considered whether the independent auditor’s provision of non-audit services to the Company and its affiliates is compatible with the independent auditor’s independence.

      Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K (17 CFR 249.310) for the last fiscal year for filing with the SEC.

AUDIT COMMITTEE

BERNARD S. LEE, PH.D., Chairman
R. DON CASH
JAMES V. GLYNN
ROLLAND E. KIDDER
GEORGE L. MAZANEC

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Summary Compensation Table, and for all directors and officers as a group, information concerning beneficial ownership of Common Stock which is the only class of Company stock outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire by exercising stock options but has not done so.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	as of November 30, 2003		Class

Philip C. Ackerman	2,762,675	(1)(2)(3)(4)	3.30%

James A. Beck	394,343	(1)(2)(3)	*

Robert T. Brady	6,600		*

R. Don Cash	5,033	(5)	*

James V. Glynn	6,046		*

Bernard J. Kennedy	4,618,187	(2)(6)(7)	5.43%

Rolland E. Kidder	29,090	(8)	*

Bernard S. Lee	8,800		*

George L. Mazanec	7,400	(9)	*

Joseph P. Pawlowski	363,416	(1)(2)(3)(11)	*

John F. Riordan	5,600		*

Dennis J. Seeley	448,206	(1)(2)(3)(10)	*

David F. Smith	441,324	(1)(2)(3)	*

Directors and Officers as a Group (19 individuals)	10,709,422	(12)(13)	11.86%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock on November 30, 2003.

(1)	Includes shares held in the Company and Subsidiaries Employee Stock Ownership Plan (“ESOP”) and Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), respectively, as follows: Philip C. Ackerman, 20,276 and 13,407 shares; Dennis J. Seeley, 13,706 and 8,156 shares; David F. Smith, 1,716 and 9,250 shares; James A. Beck, 273 and 3,377 shares; Joseph P. Pawlowski, 5,092 and 7,086 shares; and all current directors and officers as a group (19 individuals), 73,359 and 102,292 shares. The beneficial owners of the shares have sole voting power with respect to shares held in the ESOP and TDSP, but do not have investment power respecting most of those shares until they are distributed.

(2)	Includes shares with respect to which each of the named individuals, and all current directors and officers as a group (19 individuals), have the right to acquire beneficial ownership within 60 days of November 30, 2003, through the exercise of stock options granted under the 1993 and 1997 Award and Option Plans, as follows: 2,417,742 shares for Mr. Ackerman, 375,901 shares for Mr. Seeley, 379,196 shares for Mr. Smith, 361,284 shares for Mr. Beck, 316,792 shares for Mr. Pawlowski, 3,790,000 for Mr. Kennedy and 8,981,857 shares for all current directors and officers as a group (19 individuals).

(3)	Includes shares of restricted stock, certain restrictions on which had not lapsed as of November 30, 2003, as follows:, 101,328 shares for Mr. Ackerman, 3,000 shares for Mr. Seeley, 3,000 shares for Mr. Smith, 18,000 shares for Mr. Beck, 0 shares for Mr. Pawlowski, and 131,328 shares for all current directors and officers as a group (19 individuals). Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(4)	Includes 1,000 shares held by Mr. Ackerman’s wife in trust for her mother, as to which shares Mr. Ackerman disclaims beneficial ownership, and 440 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(5)	Includes 3,000 shares held by the Don Kay Clay Cash Foundation, a Utah not-for-profit corporation, of which Mr. Cash, his wife, son and daughter-in-law are directors. Mr. Cash disclaims beneficial ownership of these shares.

(6)	Includes 76,766 shares owned by Mr. Kennedy’s wife, as to which Mr. Kennedy shares voting and investment power.

(7)	Includes 8,200 shares held by the Kennedy Family Foundation, a New York not-for-profit corporation, of which Mr. Kennedy, his wife and son are directors. Mr. Kennedy disclaims beneficial ownership of these shares.

(8)	Includes 20,000 shares owned by Mr. Kidder’s wife, as to which Mr. Kidder shares voting and investment power.

(9)	Includes 600 shares owned by Mr. Mazanec’s wife, as to which Mr. Mazanec shares voting and investment power.

(10)	Includes 38,536 shares owned by Mr. Seeley’s wife, as to which Mr. Seeley shares voting and investment power.

(11)	Includes 190 shares owned by Mr. Pawlowski’s wife, as to which Mr. Pawlowski shares voting and investment power.

(12)	See notes (1) through (11) above.

(13)	Includes 23,051 shares with respect to which one or another of the officers of the Company, not including the executive officers named in the Summary Compensation Table, shares voting and investment power with the officers’ spouse.

      As of September 30, 2003, the Company knows of no one who beneficially owns in excess of 5% of the Company’s common stock except Mr. Kennedy and as set forth in the table below.

		Amount and
		Nature of
	Name and Address of	Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Common stock	Vanguard Fiduciary Trust Company	5,884,442(1)	7.23%
	100 Vanguard Boulevard Malvern, PA 19355

Common stock	Deutsche Asset Management Americas	5,156,844(2)	6.33%
	Deutsche Bank AG 12 Taunusanlage D-60262 Frankfurt am Main Germany

Common stock	MFS Investment Management Company, LLP	4,493,288(3)	5.52%
	500 Boylston Street, 15th Floor Boston, MA 02116

(1)	According to its Schedule 13G filed with the SEC for the period ended December 31, 2002, Vanguard Fiduciary Trust Company in its capacity as trustee for certain employee benefit plans held 5,054,366 shares on behalf of the plans, all of which have been allocated to plan participants. The number of shares held within those plans as of November 28, 2003 was 5,884,442. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the Trustee in the same proportion as the shares of Company stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934. The Vanguard Group, which is affiliated with Vanguard Fiduciary Trust Company, also has sole investment and voting discretion with respect to an additional 1,067,358 shares of Company common stock, according to its Form 13F for the period ended September 30, 2003.

(2)	According to its Form 13F filed with the SEC for the quarter ended September 30, 2003, Deutsche Asset Management Americas had sole investment discretion with respect to 0 shares; shared investment discretion with non-managers with respect to 5,156,844 shares; sole voting power with respect to 5,109,564 shares, and no voting power with respect to 47,280 shares.

(3)	According to its Form 13F filed with the SEC for the quarter ended September 30, 2003, MFS Investment Management Company, LLP had sole investment discretion with respect to 4,374,968 shares, shared investment discretion with non-managers with respect to 118,320 shares; sole voting power with respect to 3,338,080 shares, and no voting power with respect to 1,155,208 shares.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

General

      The Compensation Committee (the “Committee”) sets the base salaries and bonuses (if any) of the Company’s executive officers, makes awards and sets goals for certain executive officers under the Annual At Risk Compensation Incentive Program (the “At Risk Program”), and makes awards to executive officers and others under various compensation plans as described below. The Committee consists exclusively of non-employee independent directors, appointed by resolution of the entire Board of Directors. No member of the Committee is permitted to receive any award under any plan administered by the Committee.

      The Committee’s objective is to set executive compensation at levels which (i) are fair and reasonable to the stockholders, (ii) link executive compensation to long-term and short-term interests of the stockholders, and (iii) are sufficient to attract, motivate, and retain outstanding individuals for executive positions. The executive officers’ compensation is linked to the interests of the stockholders by making a significant part of each executive officer’s potential compensation depend on the price of the Company’s Common Stock on the open market, the Company’s earnings per share, and the officer’s own performance. The retention of officers is encouraged by making a substantial portion of the compensation package in the form of awards which either increase in value, or only have value, if the executive officer remains with the Company for specified periods of time.

      The Committee retains an independent compensation consulting firm to assist it in evaluating officer compensation. That firm compares compensation practices to both utility and general industry practices. It also compares the compensation of the top three officers to a survey group of similar energy companies.

      Specific components of executive officers’ compensation earned or paid in fiscal 2003 are discussed below. The Company’s five most highly compensated executive officers are identified on the Summary Compensation Table on page 16, and are sometimes referred to as the “named executive officers.”

Base Salary

      The Committee annually reviews base salaries for the Company’s executive officers and adjusts them on a calendar year basis and as promotions occur. The Committee generally targets a range of the 50th percentile to the 75th percentile of its survey data. The Committee also takes into account an individual’s specific responsibilities, experience and effectiveness in setting base salary.

      The fiscal 2003 base salaries of the named executive officers are shown on the Summary Compensation Table on page 16 in the “Base Salary” column.

Annual At Risk Incentive and Bonus

      Under the At Risk Program, the Committee makes At Risk Awards which grant for certain named executive officers the opportunity to earn cash payments depending on the achievement of goals set within the first quarter of each fiscal year. Performance goals can be both financial (for example, Company earnings per share or subsidiary earnings) and non-financial (for example, customer service).

      For fiscal 2003 Mr. Ackerman was the only participant in the At Risk Program. At Risk Program goals for Mr. Ackerman, as Chief Executive Officer, were a specified level of Company earnings per share (weighted as 65% of the formula), a Capital Structure goal (weighted as 25% of the formula), and customer service and safety goals (weighted as 10% of the formula). Company diluted earnings per share must reach a pre-determined target to trigger the maximum annual incentive award to Mr. Ackerman.

      The Summary Compensation Table on page 16 includes in the “LTIP (Long-Term Incentive Plan) Payouts” column the amounts earned by Mr. Ackerman in fiscal 2003 under the At Risk Program. The At Risk Award is considered by the SEC to be a “long-term” incentive because payment is based on the rolling average of performance during the two fiscal years most recently completed. The range of potential At Risk Program awards for fiscal 2003 for Mr. Ackerman is set out in the Long-Term Incentive Plan Table on page 18. The Committee also awarded a bonus to Mr. Ackerman for his performance in 2003 related to corporate acquisitions and sales.

      In furtherance of the Committee’s goal of emphasizing incentive-based compensation for the Company’s other executive officers, most of the executive officers, including Messrs. Beck, Seeley, Smith and Pawlowski were paid amounts as bonuses in December 2003 (for performance in fiscal 2003). In December 2003, the Compensation Committee reviewed with Mr. Ackerman the performance of Messrs. Beck, Seeley and Smith based on corporate performance, the performance of their respective subsidiaries and their effectiveness in performing their respective responsibilities. The Committee then determined a bonus for each of these executives in consultation with Mr. Ackerman. Mr. Ackerman made recommendations for fiscal 2003 bonuses for the other officers, including Mr. Pawlowski, which were accepted by the Committee. The Summary Compensation Table on page 16 includes in the “Bonus” column the amount earned by the named executive officers in fiscal 2003 as bonuses. These awards are considered by the SEC to be bonuses because they are based on performance during a single fiscal year.

Stock Options and Restricted Stock

      Stock options and restricted stock represent the longer-term incentive and retention component of the executive compensation package. In fiscal 2003, the Committee awarded stock options to 51 employees. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective, and to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. Officers and employees are encouraged to retain their stock for long-term investment. Awards are made under plans such as the 1997 Award and Option Plan which allow the Committee broad flexibility to use a wide range of stock-based performance awards.

      The Committee awards stock options to buy Company Common Stock, which have value only to the extent the market price of the Company’s Common Stock increases after the date of an award. The Committee also from time to time awards restricted stock, which increases or decreases in value to the same extent as the Company’s Common Stock. Dividends are paid on restricted stock and on the shares held for employees (including executive officers) in various employee benefit plans, so executive officers benefit directly from dividends paid on the Company’s Common Stock.

      In 2002 the Committee reviewed and revised its past practice of annual option awards. It determined that it would not continue to make annual awards of stock options to officers. In 2002 the Committee granted options to officers which are intended to be a multi-year incentive. Option awards were made to each named executive officer to buy stock in the future at the market price on the award date. These options vest over a three-year period and none can be exercised for at least one year after the award date. All of them expire no later than 10 years after the award date. Consequently, in 2003 the Committee granted no options to officers. Going forward, the Committee may decide to award options in individual cases or where participants are promoted to new positions.

Compensation of Chief Executive Officer

      The bases for Mr. Ackerman’s fiscal 2003 base salary, At Risk Program award and bonus including the Committee’s goals and methodology, are discussed earlier in this report under the headings Base Salary and Annual At Risk Incentive and Bonus. Mr. Ackerman received no other longer-term incentive awards in fiscal 2003.

      Based on a survey conducted by the independent compensation consulting firm in 2003, total direct compensation earned by Mr. Ackerman was at the 45th percentile of the compensation packages earned by officers in a peer group of ten energy companies. The Committee believes that this level of compensation is appropriate.

Policy With Respect to Qualifying Compensation Paid to Executive Officers For Deductibility Under Section 162(m) of the Internal Revenue Code

      The Committee intends that, whenever reasonably possible, compensation paid to its managers, including its executive officers, should be deductible for federal income tax purposes. Compensation paid under the At Risk Program qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee may vote to award compensation, especially to a chief executive officer, that is not fully deductible, if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE

GEORGE L. MAZANEC, Chairman
ROBERT T. BRADY
JOHN F. RIORDAN

Executive Compensation Summary Table

      The following table sets forth information with respect to compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers for the fiscal year ended September 30, 2003 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards		Payouts

				Other Annual	Restricted	Securities
	Fiscal	Base		Compensa-	Stock	Underlying	LTIP
Name and Principal Position	Year	Salary($)	Bonus($)	tion($)(1)	Awards($)(2)	Options	Payouts($)

Philip C. Ackerman	2003	780,000	90,000	0	0	0	631,800
Chief Executive Officer and	2002	767,500	134,000	0	2,449,500	200,000	480,000
President of the Company	2001	630,000	0	0	0	500,000	535,500

David F. Smith	2003	425,000	300,000	0	0	0	0
President of National	2002	411,250	250,000	0	0	180,000	0
Fuel Gas Distribution	2001	360,000	125,000	0	0	90,000	0
Corporation

Dennis J. Seeley	2003	425,000	300,000	0	0	0	0
President of National	2002	411,250	250,000	0	0	180,000	0
Fuel Gas Supply	2001	360,000	125,000	0	0	90,000	0
Corporation

James A. Beck	2003	425,000	50,000	0	0	0	0
President of Seneca	2002	408,923	25,000	0	0	180,000	0
Resources Corporation	2001	360,769	25,000	0	0	70,000	0

Joseph P. Pawlowski	2003	280,500	95,000	0	0	0	0
Treasurer and principal	2002	270,500	85,000	0	0	75,000	0
financial officer	2001	260,000	80,000	0	0	50,000	0
of the Company

[Additional columns below]

[Continued from above table, first column(s) repeated]

All Other
Compensa-
Name and Principal Position	tion($)(3)

Philip C. Ackerman	169,889
Chief Executive Officer and	161,743
President of the Company	145,248

David F. Smith	73,176
President of National	72,852
Fuel Gas Distribution	68,979
Corporation

Dennis J. Seeley	72,412
President of National	66,329
Fuel Gas Supply	61,700
Corporation

James A. Beck	39,937
President of Seneca	44,846
Resources Corporation	23,191

Joseph P. Pawlowski	56,716
Treasurer and principal	62,055
financial officer	60,684
of the Company

(1)	Excludes perquisites or personal benefits because, for each named executive officer, the cost to the Company of all such items was less than $50,000 and less than 10% of that executive’s base salary and bonus, if any, for each fiscal year listed.

(2)	The dollar values shown in the Restricted Stock Awards column are based on the fair market value of the Company’s Common Stock on the date of the restricted stock award. Restricted shares may not be transferred or pledged, but such Company-imposed restrictions lapse with the passage of time and continued employment with the Company.

As of September 30, 2003, the aggregate number of unvested shares of restricted stock held by each named executive officer and the aggregate fair market value of such shares using a closing market price of September 30, 2003 of $22.85 are as follows: for Mr. Ackerman, 101,328 shares ($2,315,345); Mr. Smith, 3,000 shares ($68,550); Mr. Seeley, 3,000 shares ($68,550); Mr. Beck, 18,000 shares ($411,300); and Mr. Pawlowski, 0 shares. Dividends are paid on all shares of restricted stock.

Mr. Ackerman was awarded 100,000 shares of restricted stock on March 14, 2002 as a long term incentive. Vesting restrictions lapse in equal amounts (one-quarter of the awarded shares) on each of the following dates: March 14, 2004, March 14, 2005, March 14, 2006 and March 14, 2007. Should Mr. Ackerman’s employment with the Company and its subsidiaries terminate for any reason (except death) prior to the expiration of any vesting restrictions, the unvested restricted stock shall be forfeited by Mr. Ackerman. In the event of Mr. Ackerman’s death, all restrictions shall lapse on the date of death.

He was also awarded 1,328 shares of restricted stock on December 9, 1999 for performance in fiscal 1999. Vesting restrictions lapse on the first January 15th which occurs after the year in which Mr. Ackerman retires as an officer of the Company. These shares do not vest if both his employment and directorship with the Company and its subsidiaries terminate for any reason prior to the expiration of vesting restrictions, unless such termination is on account of death, disability or retirement.

(3)	In fiscal 2003, the Company paid, contributed or accrued for Messrs. Ackerman, Smith, Seeley, Beck, and Pawlowski $12,000, $12,000, $12,000, $10,667 and $12,000, respectively, under the Tax-Deferred Savings Plan; $81,875, $32,589, $32,589, $13,145 and $11,158, respectively, under the Tophat Plan which pays all participants a sum intended to replace amounts which they will not receive as Company-matching contributions under the Tax-Deferred Savings Plan as a result of tax law limits or other tax considerations; $5,828, $772, $2,074, $0 and $2,252, respectively, under a program that passes through to employees the Company’s tax savings associated with payment of dividends on Employee Stock Ownership Plan shares; $23,971, $4,845, $10,878, $0 and $22,295, respectively, as above-market interest under the Deferred Compensation Plan (which amount, in the case of Mr. Smith, could be forfeited).

The Company maintains split dollar life insurance arrangements with its named executive officers. To comply with the Sarbanes Oxley Act of 2002, the Company stopped paying premiums on those policies. The amounts shown in this column reflect the dollar value of split-dollar benefits to the executive paid with policy dividends ($46,215 for Ackerman, $22,970 for Smith, $14,871 for Seeley, $16,125 for Beck, and $9,011 for Pawlowski).

Stock Option Grant Table

      No options to purchase shares of Common Stock were awarded during fiscal 2003 to the named executive officers.

Stock Option Exercises and Fiscal Year-End Value Table

      The following table sets forth as to each named executive officer information with respect to stock option and SAR exercises during fiscal 2003 and the number and value of unexercised options and SARs at September 30, 2003.

AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 2003

AND OPTION/ SAR VALUES ON SEPTEMBER 30, 2003

	Number of		Number of Securities
	Securities		Underlying Unexercised		Value of Unexercised
	Underlying		Options at		In-the-money Options
	Options/SAR		Fiscal Year-End(#)		at Fiscal Year-End($)(2)
	Exercised	Value Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip C. Ackerman	138,652	1,323,020	2,417,742	133,334	5,489,117	0

David F. Smith	32,304	251,023	379,196	120,000	253,583	0

Dennis J. Seeley	38,099	314,264	375,901	120,000	256,304	0

James A. Beck	10,414	80,949	361,284	120,000	368,365	0

Joseph P. Pawlowski	33,676	340,969	316,792	50,000	438,923	0

(1)	Market value of stock at exercise less exercise price or base price.

(2)	Market value of stock at fiscal year-end less exercise price or base price.

Long-Term Incentive Plan Award Table

      The following table sets forth information with respect to long-term incentive plan awards made during fiscal 2003 to the named executive officer pursuant to the At Risk Program.

LONG-TERM INCENTIVE PLAN — AWARDS IN FISCAL 2003

		Estimated Future Payouts Under
		Non-Stock Price-Based Plans(1)
	Performance Period
Name	Until Maturation	Threshold($)	Target($)	Maximum($)

Philip C. Ackerman	2 years ended 9/30/03	0	780,000	1,560,000

(1)	This table describes the sole At Risk Program opportunity which was made to any executive officer in fiscal 2003 based on the rolling two-year average of performance in fiscal 2002 and fiscal 2003. The actual amounts awarded and paid for fiscal 2003 under the At Risk Program are shown in the Summary Compensation Table on page 16 in the LTIP Payouts column.

Report on Repricing of Options/ SARs

      The Company did not reprice any stock options or SARs in fiscal 2003. Under the 1997 Award and Option Plan, options and SARs cannot be repriced after they have been granted.

Corporate Performance Graph

      The following graph compares the yearly cumulative stockholder return on the Company’s Common Stock against the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index (“S&P 500”), the AMEX Natural Gas Index, and the S&P Midcap Multiutility Index for a period of five years commencing September 30, 1998, and ended September 30, 2003.

      The AMEX Natural Gas Index comprises the cumulative total returns of 15 publicly traded companies (including the Company) engaged in one or more of the following activities: distribution, transmission, exploration and/or production of natural gas. This index was shown on the Corporate Performance Graph in the Company’s proxy statement last year. A majority of the companies included in this index are essentially oil and gas producers such as Apache Corp., which alone showed a 208.78% cumulative total return in this period.

      The S&P Midcap Multiutility Index comprises the cumulative total returns of 11 diversified energy companies, including the Company. The Company believes this is index provides a fair comparison with companies like the Company.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS1

FISCAL YEARS 1998-2003

Comparison Chart

			S&P MidCap Multi-	AMEX National
	National Fuel	S&P 500	Utilities	Gas Index

1998	100.00	100.00	100.00	100.00
1999	105.00	128.00	86.00	117.00
2000	129.00	145.00	95.00	184.00
2001	110.00	106.00	96.00	149.00
2002	99.00	85.00	70.00	107.00
2003	120.00	105.00	89.00	167.00

      1 Assumes $100 invested on September 30, 1998, and reinvestment of dividends.

Source: Bloomberg

Employment Contracts and Termination of Employment and Change-in-Control Agreements

      Messrs. Ackerman, Beck, Smith, Seeley and Pawlowski entered into Employment Continuation and Noncompetition Agreements with the Company dated December 11, 1998 that are to become effective in the event of a defined change of control of the Company. They preserve as a minimum, for the three years following such change of control, the annual salary levels and employee benefits as are then in effect for these executives and provide that, in the event of certain terminations of employment, these executives shall receive severance payments up to 1.99 times their respective annual base salaries and annual bonuses prior to termination. Unless an executive elects not to be bound by the Noncompetition part of the agreement, an additional payment of 1.00 times salary and annual bonus prior to termination will be made at the same time. In addition, executives shall receive either continuation of certain employee benefits for three years or the value of such benefits.

      Mr. Pawlowski and Mr. Smith have also entered into retirement agreements with the Company. Mr. Pawlowski’s Retirement Supplement Agreement, entered into on January 11, 2002, provides that Mr. Pawlowski’s total retirement benefit will be calculated giving him credit for up to five years of service to a previous employer, which was determined by the Board to be valuable to the Company. These additional years of service will be taken into account only for purposes of calculating Mr. Pawlowski’s total retirement benefit and not for purposes of determining the specific accrued benefit under the Retirement Plan or the Executive Retirement Plan. The Company entered into a Retirement Benefit Agreement with Mr. Smith on September 22, 2003. The agreement is intended to provide Mr. Smith with certain retirement benefits in the event of an actual or constructive termination without cause before March 1, 2011. In such a case, Mr. Smith would receive a retirement benefit based on the percentage of retirement benefits he would receive at March 1, 2011. However, Mr. Smith’s actual earnings and actual years of service at termination would be used in the calculation of his benefit based on the formulas in the Retirement Plan and the Executive Retirement Plan.

      Also, in the event of a defined change in control, these executives shall receive the above-market rate interest on certain deferrals under the Deferred Compensation Plan, which otherwise could have been forfeited. At September 30, 2003, the above-market rate interest account balance for each of the named executive officers were as follows: $173,973 for Mr. Ackerman, $54,394 for Mr. Smith, $0 for Mr. Beck, $80,542 for Mr. Seeley, and $170,870 for Mr. Pawlowski.

Retirement Benefits

      The following table shows annual 50% joint and survivor life annuity total benefits payable under the Retirement Plan plus the Executive Retirement Plan to eligible officers retiring at the normal retirement age of 65 with a spouse of the same age. Forms of benefit payment other than the 50% joint and survivor life annuity, or retirement at an age earlier than 65, would result in different annual benefits to eligible officers.

PENSION PLAN TABLE

	Estimated Annual Retirement Benefits
	For Years of Benefit Service Credited(1)
Remuneration
(2) (3)	20	25	30	35	40

$400,000	$133,025	$166,281	$199,538	$221,445	$243,352
600,000	201,818	252,272	302,726	336,157	369,588
800,000	270,610	338,262	405,915	450,869	495,824
1,000,000	339,402	424,253	509,103	565,582	622,060
1,200,000	408,195	510,243	612,292	680,294	748,295
1,400,000	476,987	596,234	715,481	795,006	874,531
1,600,000	545,780	682,224	818,669	909,718	1,000,767

(1)	The service credited for retirement benefit purposes to the officers named in the Summary Compensation Table, as of September 30, 2003 is as follows: Mr. Ackerman, 35 years, 2 months; Mr. Smith, 25 years, 2 months; Mr. Seeley, 38 years, 3 months; Mr. Beck, 14 years, 4 months; Mr. Pawlowski, 28 years, 1 month.

(2)	Compensation covered for retirement benefit purposes differs from the amounts appearing in the three “annual compensation” columns of the Summary Compensation Table on page 16, because the retirement benefits are based on the average of the “annual cash compensation” (including At Risk Awards, other performance-related lump-sum compensation and certain other restricted stock) payable for the 60 consecutive month period during the last ten years before retiring which produces the highest average. Accordingly, the current compensation covered by the plans (meaning the average “annual cash compensation” for the 60 months ending September 2003) for the above named executive officers was: Mr. Ackerman, $1,180,779; Mr. Smith, $519,400; Mr. Seeley, $514,250; Mr. Beck, $383,800; and Mr. Pawlowski, $341,200.

(3)	Benefits described in this table reflect a partial offset for Social Security benefits.

2.  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      At the 2004 Annual Meeting, stockholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, independent accountants for the Company’s fiscal year ending September 30, 2004 (“fiscal 2004”). If appointed by the Audit Committee, PricewaterhouseCoopers LLP will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2004.

      Representatives of that firm will not be attending this year’s annual meeting. Therefore, no representative will be available to answer questions or make a statement.

      The affirmative vote of a majority of the votes cast with respect to the appointment of independent accountants by the holders of shares of Common Stock entitled to vote is required for the appointment of PricewaterhouseCoopers LLP as independent accountants.

      If the necessary votes are not received, or if PricewaterhouseCoopers LLP declines to accept or otherwise becomes incapable of accepting or exercising the appointment, or its services are otherwise discontinued, the Board of Directors will appoint other independent accountants. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for the appointment of PricewaterhouseCoopers LLP as independent accountants.

The Board of Directors Recommends a Vote FOR this Appointment.

3.  SHAREHOLDER PROPOSAL

      A shareholder (the “Proponent”) has indicated that he or she will present the proposal set forth below for consideration by the shareholders at the Annual Meeting. The name, address and stock ownership of the Proponent will be provided by the Company’s Secretary to any shareholder promptly upon receipt of any oral or written request. The affirmative vote of a majority of the votes cast on this proposal by the holders of Common Stock entitled to vote is required to adopt this proposal.

      “The stockholders recommend that the Board limit all Company executive compensation plans (“Plans”) so that additional potential share dilution attributable to awards to executive officers does not exceed 1% of outstanding shares per year. Consequently, if there were 81,000,000 shares outstanding (approximately the current number), no more than 810,000 stock options, shares of restricted stock and similar securities could be awarded under the Plans to executive officers.

      A 1% limit would still allow the Company to award securities worth more than $18,000,000 to executive officers. The Company has fewer than 15 executive officers.

      Company common stock is now (August 29, 2003) at 1999 levels. Executives responsible for mediocre performance should not enjoy compensation bonanzas. Yet executive compensation at the Company has exploded. The Company increased the annual total compensation package of Bernard Kennedy, who recently retired as Company CEO and Chairman of the Board, from $2,165,306 (fiscal 1996) to $8,787,501 (fiscal 2001). This is a 306% increase over a mere 5 years.

      The successor CEO, P. Ackerman, in fiscal 2002, received compensation (including restricted stock) that the company valued at $4.9 million.

      Further, during fiscal years 1999 — 2002, the Company awarded stock options and stock appreciation rights (SAR’s) and restricted stock that it valued at approximately $42,000,000.

      Moreover, just for fiscal 2002, the Company awarded stock options, SARs and restricted stock respecting approximately 3% of Company common stock. This increased greatly from approximately 1.3% in fiscal 1996. The 7 year total (approximately 17%) represents an enormous potential dilution of Company common stock.

      This large overhang will harm stockholders for years.

      Commentators have criticized stock options for their costs and dilutive effect because they mortgage future earnings and depress stock prices, etc. See Fortune, June 25, 2001, “CEO Pay Heist”, and Business Week, July 15, 2002, “An Overdose of Options”.

      The Company filed a Form 8-K with the SEC in 2001, which further shows that the directors cannot be trusted to control costs. This filing shows that Kennedy will also receive an annual pension of approximately $2,347,000, the right to convert part of that to a $23,000,000 lump sum payment in early 2004, consulting pay totaling $625,000, and even continuing medical, health and dental benefits for his daughter Maureen.

      Even worse, this largesse was disclosed just after the New York Public Service Commission issued an order stating: “it appears the company may have violated certain provisions of the Public Service Law . . . and that these violations directly contributed to the death of this customer” (a woman wrongly denied gas service, who died from hypothermia). The Commission seeks approximately $19,000,000 in penalties.

      In short, the Board has behaved irresponsibly. Won’t anything cause it to shut off the spigot?

      Therefore, stockholders should limit the Plans as recommended, and save themselves millions of dollars.”

Statement of the Board in Opposition to the Shareholder Proposal

      Your Board of Directors recommends that you vote “AGAINST” this proposal. The proposal is unnecessary, unwise, and is motivated by the personal grievances of the Proponent, who is the life companion of a disgruntled ex-employee who has repeatedly submitted a similar proposal. This proposal is part of that ex-employee’s long-running vendetta against the Company and certain officers, in violation of numerous court orders, for which various judges have found him guilty of a total of more than 80 counts of civil contempt of court and 35 counts of criminal contempt. Nevertheless, the rules of SEC require us to include this proposal and supporting statement as received by us.

      All of the equity-based awards about which the Proponent complains were authorized by Company shareholders at various annual meetings over the years. There are currently 123 individuals who hold stock options issued under the Company’s compensation plans. The Proponent would limit the issuance of awards to executive officers under those plans each year to about 808,000 shares (after adjustment for the September 2001 two-for-one stock split).

      Under the Company’s currently effective plans, there remain 807,351 shares (post-split) available on December 19, 2003, to be issued as stock options, restricted stock or other awards. Awards may be made under the current plans until December 12, 2006. Obviously, the proposed limit of 808,000 awards per fiscal year would have little or no effect on the timetable for issuing the remaining shares available under the current plans. The shareholders’ approval of this proposal would not “save themselves millions of dollars,” as the Proponent misleadingly claims.

      The number of shares authorized by the current plans could be increased by vote of the Company’s shareholders, but there is no such proposal on the agenda at the upcoming Annual Meeting. Company shareholders will have the opportunity, as they have had for all previous option plans, to vote on the adoption of any future compensation plan that would authorize additional stock options for Company executives and employees.

      In the spirit of full disclosure, note that additional shares also become available under the current plans from time to time by the operation of certain non-dilutive provisions of those plans. From fiscal 1999 through fiscal 2003, an average of 110,905 (post-split) shares per year were added back to these plans as a result of cancelled shares or forfeited awards. Shares are added back into these plans when awards are forfeited voluntarily or involuntarily (for example, some unexercised stock options were forfeited when a Company subsidiary fired the Proponent’s life companion in 1999). However, it is not possible under the plans for anybody to voluntarily forfeit options in return for lower-priced (more valuable) options, because that would amount to a prohibited “repricing.” Shares are also added back to the plans when outstanding shares of Company stock are cancelled to pay the option exercise price or to pay withholding taxes due in connection with the exercise or vesting of awards.

      Moreover, the Proponent’s claim that the New York Public Service Commission is seeking $19,000,000 in penalties from the Company’s utility subsidiary is inaccurate. The Commission has opened a case for the purpose of investigating whether alleged violations of utility regulations contributed to a customer’s death, and has stated that once the investigation is completed, the Commission will then decide whether to pursue a civil remedy (which could include penalties) in State Supreme Court. The Company has made a comprehensive filing with the Commission showing, among other things, that the Company did not violate the law or regulations; that it played no role in the woman’s death, and that she did not die from hypothermia. This administrative proceeding is discussed in more detail in the Company’s Forms 10-Q and 10-K.

      The Proponent also complains about the Company’s stock price. The Company is not satisfied with the current market performance of its stock, even though the Corporate Performance Graph on page 19 demonstrates that Company stock did outperform the S&P 500 Index over the most recent five-year period. The Company does not promise that its stock will always outperform the S&P 500 or any other index, and can not unequivocally promise to continue its long and proud streak of continually increasing annual cash dividends and its 101 uninterrupted years of dividend payments. The Company does promise our best honest efforts in generating earnings and dividends for our shareholders, and in designing compensation programs that align our officers’ and employees’ personal economic interests with the economic interests of our shareholders.

Your Board of Directors recommends a vote “AGAINST” this proposal.

COMPLIANCE WITH SECTION 16(a)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and/or written representations that no Form 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than 10% beneficial owners were compiled with during fiscal 2003, except as described in the following paragraph.

      On September 3, 2003, Senior Vice President of Distribution Corporation James Ramsdell instructed Vanguard Fiduciary Trust Company, trustee for the Company’s 401(k) plans, to reallocate some of his 401(k) plan account investments in a way that should have been promptly reported under Section 16(a). Specifically, 1,056 shares of Company stock in Mr. Ramsdell’s 401(k) account (less than 3% of his total holdings of Company stock) were exchanged for another investment within the 401(k) plan, valued at that day’s market price of $23.66 per share. Mr. Ramsdell did not realize that this exchange was a reportable transaction, and Vanguard failed to follow its standing instructions to report immediately to specified Company personnel any 401(k) plan Company stock transactions by specified Company officers (including Mr. Ramsdell). Vanguard finally reported this transaction to the Company on October 14, 2003, and Mr. Ramsdell’s Form 4 was filed the next day, 28 business days late. The Company has reinforced the message to Vanguard and the Company’s officers that exchanges of Company stock within the 401(k) plan trigger reporting requirements, and must therefore be promptly reported to the appropriate Company people.

CODE OF ETHICS

      Pursuant to SEC Regulations, the Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal accounting officer, controller, other officers and employees designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics can be viewed by going to the Company’s website www.nationalfuelgas.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

      Only one copy of the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders and one copy of the Annual Report to Stockholders for the 2003 fiscal year are being delivered to multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the meeting of stockholders is being included for each account at the shared address.

      Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the 2004 Annual Meeting or in the future, or have questions regarding the householding process, may contact the Company’s transfer agent Computershare Investor Services, LLC, by calling 1-800-648-8166, or by forwarding a written request addressed to Computershare Investor Services, LLC, 2 North LaSalle Street, Mezz. Level, Chicago, IL 60602. Promptly upon request, additional copies of the Annual Report to Stockholders for the 2003 fiscal year and/or a separate Proxy Statement for the 2004 Annual Meeting will be sent. By contacting Computershare, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

      Many brokerage firms and other holders of record have also instituted householding. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Proxy Statement or our Annual Report to Stockholders for fiscal 2003 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

      The Board of Directors does not know of any business that will be presented for consideration at the meeting except as set forth above. However, if any other business is properly brought before the meeting, or any adjournment thereof, the Proxies will vote in regard thereto according to their discretion.

PROPOSALS OF SECURITY HOLDERS

      Proposals that security holders intend to present at the 2005 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 22, 2004, in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Notice of a shareholder proposal submitted outside the processes of SEC Rule 14a-8 under the Securities Exchange Act, for consideration at the 2005 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office no later than October 4, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

ANNA MARIE CELLINO
Secretary

January 20, 2004

APPENDIX A

NATIONAL FUEL GAS COMPANY

DIRECTOR INDEPENDENCE GUIDELINES

      The following Director Independence Guidelines (the “Guidelines”) have been adopted by the Board of Directors (the “Board”) of National Fuel Gas Company (“National Fuel”) to assist the Board in the exercise of its responsibilities to National Fuel and its shareholders. The Guidelines should be interpreted in the context of all applicable laws and National Fuel’s other corporate governance documents, and are intended to serve as a flexible framework within which the Board may conduct its business. The Guidelines are subject to modification from time to time, and the Board shall be able, in the exercise of its discretion, to deviate from the Guidelines from time to time, as the Board may deem appropriate and as required or permitted by applicable laws and regulations.

      1. Effectiveness. The Guidelines will become effective on January 1, 2004.

      2. Implementation. The Board will annually review the independence of all directors, affirmatively make a determination as to the independence of each director and disclose those determinations, in each case, consistent with the requirements of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”), as applicable.

      3. Independence of at Least a Majority of the Board. The Board will at all times have at least a majority of directors who meet the criteria for independence required by the NYSE and the SEC.

      4. Absence of a Material Relationship. In order for a director to be considered “independent,” the Board must affirmatively determine, after consideration of all relevant facts and circumstances, that the director has no direct or indirect material relationship with National Fuel or any subsidiary in a consolidated group with National Fuel (together, the “Company”). When assessing the materiality of a director’s relationship with the Company, the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or entities with which the director has an affiliation.

      5. Cooling-Off Period. A director will not be considered independent if, within the preceding three years:

(i)	the director was employed by the Company;

(ii)	an immediate family member of the director was employed by the Company as an executive officer;

(iii)	the director or an immediate family member of the director received more than $100,000 annually in compensation from the Company (excluding (A) director and committee fees, (B) pension and other deferred compensation for prior service and (C) compensation received by such immediate family member for service as a non-executive employee of the Company);

(iv)	the director was employed by, or affiliated with, a present or former independent auditor of the Company;

(v)	an immediate family member of the director was employed in a professional capacity by, or affiliated with, a present or former independent auditor of the Company;

(vi)	a present Company executive officer served on the compensation committee of an entity which employed the director or an immediate family member of the director as an executive officer (the three year cooling-off period shall apply to both service and employment); or

(vii)	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of an entity (excluding any charitable organization) that makes annual payments to, or receives annual payments from, the Company for property or services in excess of the greater of (A) $1 million, or (B) 2% of the other entity’s consolidated gross revenues.

      6. Categorical Standards. Provided that the independence criteria set forth in Paragraph 5 above are met, the Board has determined that the following commercial or charitable relationships will not be considered material relationships for purposes of determining whether a director is independent:

(i)	the director is a member, partner or executive officer of, or of counsel to, an entity (excluding any charitable organization) that makes annual payments to or receives annual payments from the Company for property or services in an amount less than the greater of (A) $1 million, or (B) 2% of the other’s consolidated gross revenues for its last completed fiscal year;

(ii)	the director is an executive officer, trustee or director of an entity, and the Company’s discretionary charitable contributions to that entity are less than 5% of that entity’s total annual charitable receipts for its last completed fiscal year; and

(iii)	the director is an executive officer of an entity which is indebted to the Company, or to which the Company is indebted, and the total amount of either’s indebtedness to the other is less than 5% of its own total consolidated assets, measured as of the last fiscal year-end.

      For purposes of the Guidelines:

“immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

      For purposes of the Categorical Standards:

(i)	The calculation of payments to and from the Company may exclude: (A) payments determined by competitive bid or authorized by, or in conformity with, law or governmental authority and (B) payments arising solely from the ownership of securities of the Company with no benefit being received that is not shared on a pro rata basis by all holders of the class of securities.

(ii)	The calculation of indebtedness owed to or by the Company may exclude: (A) debt securities publicly offered, traded on a national exchange or quoted on an automated quotation system of a registered securities association and (B) trade debt subject to usual terms.

      7. Relationships and Transactions Not Covered by the Categorical Standards. Any determination by the Board that a director who has a business or other relationship that is not covered by the Categorical Standards set forth in Paragraph 6 above is independent, will be disclosed by National Fuel in its annual proxy statement, together with the basis for such determination.

      8. Affirmative Obligation of Directors. Each director has an affirmative obligation to inform the Board of any material change in his or her business or other relationships that may impact the Board’s determination with regard to his or her independence.

      9. Disclosure by the Company. The Board will cause National Fuel to disclose the following in its annual proxy statement:

(i)	the Guidelines, including the categorical standards adopted by the Board to assist it in making determinations regarding the independence of a director;

(ii)	the basis for the affirmative determinations of the Board regarding the independence of each director;

(iii)	a specific explanation of any determination by the Board that a director is independent notwithstanding that the director does not meet the categorical standards set forth in the Guidelines; and

(iv)	charitable contributions by the Company to an entity that employs a director of the Company as an executive officer if, within the preceding three years, contributions by the Company in any fiscal year exceeded the greater of (A) $1 million, or (B) 2% of the other entity’s consolidated gross revenues.

APPENDIX B

NATIONAL FUEL GAS COMPANY

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

I.  Organization

The Audit Committee (“Committee”) is a committee of the Board of Directors (“Board”) of National Fuel Gas Company (“Company”). Its primary function is to assist the Board in fulfilling its oversight responsibilities.

II.  Membership of the Committee

A.	The Committee shall be appointed by the Board and shall be comprised of not less than three members of the Board where at least one Committee member has accounting or related financial management expertise as the Board interprets in its business judgment. The Board, in its discretion, may remove a member of the Committee.

B.	Each member of the Committee shall meet the requirements of the New York Stock Exchange listing standards (the “Listing Standards”), and all other applicable laws and regulations, with respect to audit committees, including Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (“Act”), and the rules and regulations of the Securities and Exchange Commission (“Commission”), as they may become applicable from time to time, as well as the requirements of the Company’s Corporate Governance Guidelines.

C.	No member of the Committee may serve on the audit committees of more than three public companies, including the Company, unless the Board has determined that such simultaneous service would not impair the ability of such member to serve effectively on the Committee.

III.  Committee’s Purpose

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, and investment community relating to the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function and independent auditors. The Committee shall also prepare an audit committee report required by the Commission’s proxy rules to be included in the Company’s annual proxy statement.

IV.  Committee’s Authority and Responsibilities

The Committee shall perform all duties required by the Listing Standards, the Act and any other applicable laws and regulations. The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities.

A.	Oversight of Company’s Relationship with the Independent Auditors

(1)	Directly appoint, retain, compensate, evaluate, terminate and oversee the work of the independent auditors for the purpose of preparing or issuing an audit report or other related work.

(2)	Pre-approve all audit and non-audit services to be provided to the Company by the independent auditors, including the adoption by the Committee of any policies and procedures detailing services that the independent auditors are permitted to provide to the Company without specific advance approval by the Committee (of which services the Committee shall be informed at its next meeting), except that the Committee’s pre-approval for non-audit services is not required to the extent such non-audit services meet the de minimus exception requirements of Section 10A(i)(1)(B) of the Act. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals, provided that the decisions of any member to whom authority is delegated shall be presented to the Committee at its next meeting.

(3)	Ensure that the lead audit partners assigned by the independent auditor, as well as the audit partner responsible for reviewing the Company’s audit and all other audit partners assigned by the independent auditor shall be rotated at appropriate intervals in compliance with applicable laws, rules and regulations.

(4)	Review and evaluate, at least annually,

(a)	The qualifications, performance, and independence of the independent auditors;

(b)	A report by the independent auditor describing the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(c)	A report by the independent auditor describing all relationships between the independent auditors and the Company, in order to assess the independent auditors’ independence.

(5)	Set clear policies for the hiring of employees or former employees of the Company’s independent auditors.

B.	Financial Statement and Disclosure Matters

(1)	Review and discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and to rating agencies. This may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

(3)	Discuss policies with respect to risk assessment and risk management in order to govern the process by which the Company’s exposure to risk is handled.

(4)	Review with management its evaluation of the Company’s internal control structure and procedures for financial reporting and review periodically management’s assessment about the effectiveness of such internal controls and procedures, including any significant deficiencies in, or material non-compliance with such controls and procedures.

(5)	Review and discuss periodically with the independent auditors:

(a)	All critical accounting policies and practices used.

(b)	All alternative accounting treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including:

(i)	Ramifications of the use of such alternative disclosures and treatments; and

(ii)	The treatment preferred by the independent auditors.

(c)	Other material written communications between the independent auditors and management, such as any management letter.

(6)	Review with the independent auditors any audit problems or difficulties and management’s response.

C.	Internal Controls and Internal Audit

(1)	Receive and review a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Qs regarding:

(a)	Any significant deficiencies in design or operation of internal controls or material weaknesses therein, and

(b)	Any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

(2)	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

(3)	Review the internal audit functions of the Company including the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

D.	Compliance Programs. Review the procedures established to monitor and ensure compliance with the Company’s Code of Business Conduct and Ethics and review management’s response to any material violation of the Policy.

E.	Outside Advisors. The Committee, in discharging its oversight role, is authorized to investigate any other matter brought to its attention within the scope of its duties, including engaging outside legal and other advisors as the Committee determines necessary to carry out its duties.

F.	Funding. The Committee shall be provided adequate funding, as determined by the Committee, for payment of compensation to the independent auditor, any advisors engaged by the Committee under Paragraph E, and ordinary administrative expenses necessary or appropriate to carry out its duties.

G.	Complaint Procedures. Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

H.	Meetings

(1)	Meet as often as may be deemed necessary or appropriate in the Committee’s judgment, at least quarterly each year, and at such times and places as the Committee shall determine.

(2)	Meet separately and periodically with management, the internal auditors and the independent auditors and discuss any matters they wish to bring to the Committee’s attention.

(3)	Report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

(4)	Review and assess the adequacy of this Charter on an annual basis and recommend any proposed changes, as the Committee deems appropriate, to the Board for approval.

V.  Annual Performance Evaluation

Conduct and present to the Board an annual performance evaluation of the Committee.

APPENDIX C

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.    Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.   Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.  Procedures

       A. Making a Report of Accounting and Auditing Matters

1.	An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.	In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

       B. Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.	Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.	Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.	If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

5.	No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company

C-1

responsible for retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

       C.  Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided on a monthly basis for the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.  Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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www.nationalfuelgas.com

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[ ]	Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR the listed nominees.

1. Election of the following nominees as Directors: For three-year terms which expire in 2007.

	For	Withhold
01 Philip C. Ackerman	[ ]	[ ]

02 Bernard S. Lee, Ph. D	[ ]	[ ]

B Issues

The Board of Directors recommends a vote FOR Item 2 and AGAINST Item 3.

		For	Against	Abstain
2.	Appointment of independent accountants.	[ ]	[ ]	[ ]	Please mark this box with an X if you will attend meeting. [ ]

3.	Adoption of, if presented at the Meeting, a shareholder proposal	[ ]	[ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEM 3.

WE ENCOURAGE YOU TO VOTE BY TELEPHONE TOLL FREE. PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE.

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1- Please keep signature with the box	Signature 1- Please keep signature with the box	Date (mm/dd/yyyy)
[ ]	[ ]	[ / / ]

Proxy — National Fuel Gas Company

Proxy/Voting Instruction Card Solicited by the Board of Directors for Use at the
Annual Meeting of Stockholders, February 19, 2004
PLACE: The Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111

The undersigned on the reverse side of this card hereby appoints P. C. Ackerman and A. M. Cellino, or either of them, Proxies with full power of substitution and revocation in each, to vote all the shares of Common Stock held of record by the undersigned on December 22, 2003 at the Annual Meeting of Stockholders of National Fuel Gas Company or at any adjournment of the meeting, on each of the items on the reverse side and in accordance with the directions given there, and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof, respecting (i) matters of which the Board is not currently aware, but that may be presented at the meeting, (ii) any shareholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (iii) all matters incident to the conduct of the meeting. This proxy may be revoked with the Secretary of the meeting as described on the first page of the enclosed Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax-Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions. You may revoke your instructions by notice to the Trustee as described on the first page of the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See above and below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee(s) and granting the Proxies discretion to vote FOR Items 1 and 2 and AGAINST Item 3.

THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY TELEPHONE, OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Telephone Voting And Mail Instructions
You can vote by telephone or by mail! Available 24 Hours a day 7 days a week!
You may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone
(	(within U.S. and Canada)		.	To vote by Mail

	•	Call toll free 1-866-267-5529 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.		•	Mark, sign and date the proxy card.
				•	Return the proxy card in the postage-paid envelope provided.
	•	Follow the simple instructions provided by the recorded message.

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If you vote by telephone, please DO NOT mail back this proxy card.
Proxies submitted by telephone must be received by 1:00 A.M., Central Time, on February 19, 2004.
THANK YOU FOR VOTING

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